Exhibit 10.2

KINETA, INC.

March 1, 2024

Pauline Kenny

Dear Pauline:

This letter (the “Agreement”) confirms the agreement between you and Kineta, Inc. (the “Company”) regarding the end of your employment with the Company and the resolution of any disputes you have against the Company.

1.
Separation Date. Your employment with the Company ended effective March 1, 2024 (the “Separation Date”). You acknowledge and agree that effective as of the Separation Date, you resigned as the Company’s General Counsel and from any and all other officer or other positions held by you with the Company or any of its affiliates. You further agree to execute and deliver any additional documentation that may be necessary to give effect to all such resignations. After the Separation Date, you agree that you will not represent to anyone that you are still an employee or officer of the Company, and you will not say or do anything purporting (directly or indirectly) to bind the Company or any of its affiliates.
2.
No Other Monies Owed. You acknowledge and agree that you have been timely paid all of your wages and other remuneration earned through the Separation Date. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company in connection with your employment other than the benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and similar state law, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You acknowledge that you have no unreimbursed business expenses. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.
3.
Severance Benefits. You and the Company have agreed that the following severance benefits amend and supersede in their entirety the termination benefits set forth in Section 7 of your employment agreement with the Company dated September 28, 2022 (the “Employment Agreement”). Subject to, and in consideration for, your timely execution of this Agreement, and provided you comply with all of the terms and conditions of this Agreement, the Confidentiality Agreement (as defined below), and all applicable Company policies, the Company will provide you with the following:

(i) Severance. The Company will pay you a lump sum severance payment of $25,000.00, less all applicable withholdings and deductions, which will be paid to you within 15 business days after the Effective Date (as defined below).

(ii) Consulting Engagement. Subject to you returning an executed copy of the consulting agreement attached hereto as Attachment A (the “Consulting Agreement”), the Company agrees to engage you as a consultant immediately following the Separation Date pursuant to the terms of the Consulting Agreement.

By signing below, you acknowledge that the severance benefits as set forth herein are in lieu of the termination benefits set forth in the Employment Agreement and that you are not entitled to any further payments or benefits from the Company in connection with the termination of your employment, including pursuant to the Employment Agreement.

4.
Equity. You acknowledge and agree that the Company has granted you one or more stock options to purchase shares of the Company’s Common Stock pursuant to the Company’s respective Stock Option Plan(s) (the “Plan”). Please refer to Shareworks for specific details regarding your options. You acknowledge and agree that you have reviewed the information available through Shareworks and that Shareworks accurately reflects your option(s) and the number of vested shares (if any) subject to each option as of the Separation Date. The option(s) and any shares subject to the option(s) will remain subject to the terms and conditions of the applicable stock option agreement, the applicable exercise agreement, and the Plan (each of which shall remain in full force and effect and as may be amended from time to time) (collectively, the “Equity Documents”). During the time period you provide services to the Company pursuant to the Consulting Agreement, you will continue to vest in the option(s) pursuant to the terms of the Equity Documents. You acknowledge and agree that, other than the vested portion (if any) of your option(s) as of the Separation Date and any shares subject to the option(s) that you will vest into during your consulting engagement and as set forth in Shareworks, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options or other rights to purchase or receive shares of the Company’s capital stock.
5.
Your General Release. In consideration for receiving the severance benefits, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.

This waiver and release includes, without limitation, claims arising from or related to the Employment Agreement, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims (federal or state); claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units, or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; Constitutional claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis under Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law and/or otherwise permitted by this Agreement.

By signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from initiating or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or applicable state legislature. This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

6.
Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made.

In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, would HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7.
No Admission. Nothing in this Agreement shall constitute or be treated as an admission by the Company or Released Parties of any liability, wrongdoing, or violation of law.
8.
Continuing Obligations. At all times in the future, you will remain bound by and agree to comply with your Confidential Information and Invention Assignment Agreement that you executed in connection with your employment with the Company (the “Confidentiality Agreement”), a copy of which is attached as Attachment B.
9.
Return of Company Property. You agree that you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents

(in paper and electronic form), data, notes, key cards, and credit cards, and that you have returned and/or, if incapable of being returned, you have deleted, destroyed, and finally purged all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Separation Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices. Your receipt of the severance benefits offered under this Agreement is contingent upon compliance with this provision.
10.
Non-Disparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. A breach of this provision will be deemed to be a material breach of this Agreement. Nothing in this Agreement (x) prohibits you from providing truthful information as required or permitted by law, including in a legal proceeding or a government investigation, (y) as applicable, prevents you from exercising rights under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection or (z) prevents you from discussing or disclosing conduct, or the existence of a settlement involving conduct, that you reasonably believe under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.
11.
Non-Disclosure. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse, to your attorney or accountant in order for such individuals to render services to you, or if required by applicable law. A breach of this provision will be deemed to be a material breach of this Agreement.
12.
Cooperation. You agree to fully cooperate with the Company and its counsel for any legal matter about which you have information based on your employment with the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, providing testimony, or providing documents to the Company.
13.
Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in Seattle, Washington (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by their applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.
14.
Entire Agreement. You agree that this Agreement, together with the Consulting Agreement, constitutes the entire agreement and understanding between you and the Company or any affiliate of the Company, with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between you and the Company or any affiliate of the Company, including, but not limited to, any offer letter, any employment agreement, or any incentive compensation agreement entered into by and between you and the Company; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement, any arbitration agreement entered into by and between you and the Company, other documents specifically identified in this Agreement (except as expressly modified herein), or any other continuing obligations you owe the Company which survive the termination of your employment. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
15.
Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the state of Washington.
16.
Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
17.
Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or a similar service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures.

[Remainder Left Intentionally Blank]

You have a right to consult with an attorney regarding this Agreement. To accept this Agreement, please sign and date this Agreement on or after the Separation Date and return it to me by the fifth business day after the date at the top of page 1 (the “Deadline”). This Agreement is effective on the date you sign it (the “Effective Date”).

Sincerely,

KINETA, INC.

By:

(Signature)

Name: Craig Philips

Title: President

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, that I have a right to consult with an attorney regarding this Agreement, and that I sign this release of all claims knowingly and voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed Dated:

Pauline Kenny

Attachment A: Consulting Agreement

Attachment B: Confidentiality Agreement

ATTACHMENT A

CONSULTING AGREEMENT

(see attached)

ATTACHMENT B

CONFIDENTIALITY AGREEMENT

(see attached)